Exhibit 3.52(a)

CERTIFICATE OF

THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

CLUBCORP MEXICO, INC.

The undersigned officer of ClubCorp Mexico, Inc., a Nevada corporation, for the purposes of amending and restating, pursuant to Nevada Revised Statutes 78.390 and 78.403, the Articles of Incorporation originally filed with the Nevada Secretary of State on November 20, 1995, hereby executes these Third Amended and Restated Articles of Incorporation and certifies that such Third Amended and Restated Articles of Incorporation were adopted by the Board of Directors on November 9, 2010, and were adopted by the sole stockholder of the Corporation on November 9, 2010, as follows:

1.                          Name of Corporation:  The name of the corporation is ClubCorp Mexico, Inc. (the “Corporation”).

2.                          Authorized Capital Stock:  The total authorized capital stock of the Corporation shall consist of one thousand (1,000) shares of common stock having a par value of one dollar ($1.00) per share.

3.                          Purpose:  The purpose of the Corporation shall be to engage in any lawful activity, including, without limitation, the following:

(a)                    to own ownership interests and act as general partner in each of CG Inversiones S.A. de C.V. and Promociones Turistas Profesionales, S.A. de C.V. (such interests are collectively referred to herein as the “Property”);

(b)                   to engage in any activities necessary to purchase, acquire, own, hold, sell, endorse, transfer, assign, pledge, lease, mortgage and finance the Property including, without limitation, the grant of a security interest in or mortgage on such Property;

(c)                    to engage in any activities necessary to hold, receive, exchange, otherwise dispose of and otherwise deal in and exercise all rights, powers, privileges, and all other incidents of ownerships or possession with respect to all of the Corporation’s property; and

(d)                   to engage in any activities necessary to authorize, execute and deliver any agreement, notice or document in connection with the activities described above, including the filing of any notices, applications and other documents necessary or advisable to comply with any applicable laws, statutes, rules and regulations.

4.                          Management of the Corporation:  The business and affairs of the Corporation shall be managed by or under the direction of the Corporation’s Board of Directors. The Board of Directors shall be elected in such manner as shall be provided in the Bylaws of the Corporation (as amended from time to time, the “Bylaws”). The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws, provided that the number of directors shall not be less than one (1).

5.                          Additional Provisions:

(a)                    The Corporation shall respect and appropriately document the separate and independent nature of its activities, as compared with those of any other person or entity, take all reasonable steps to continue its identity as a separate legal entity, and make it apparent to third persons that the Corporation is an entity with assets and liabilities distinct from those of any other person or entity.

(b)                   The Corporation shall not, without the unanimous vote of the entire Board of Directors without any vacancies, institute proceedings to be adjudicated bankrupt or insolvent; or consent to the institution of bankruptcy or insolvency proceedings against it; or file a petition seeking, or seek or consent to, reorganization or relief under any applicable federal or state law relating to bankruptcy; or consent to the appointment of a receiver, liquidator, assignee, trustee, to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of this Corporation or a substantial part of its property; or make any assignment for the benefit of creditors; or admit in writing its inability to pay its debts generally as they become due; or take any corporate action in furtherance of any such action; or take or consent to any of the foregoing actions with respect to any subsidiary of the Corporation.

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IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate of Third Amended and Restated Articles of Incorporation on this 10th day of November, 2010.

CLUBCORP MEXICO, INC.

By:	/s/ Ingrid Keiser
Ingrid Keiser, Secretary